Filed Pursuant to Rule 424(b)(3)
Registration No. 333-59761

PROSPECTUS SUPPLEMENT TO
PROSPECTUS DATED JULY 31, 1998

THE HAIN CELESTIAL GROUP, INC.

Common Stock

        Argosy-Hain Warrant Holdings, L.P., one of the parties named as a selling stockholder in our prospectus dated July 31, 1998, distributed warrants to purchase 131,832 shares of our common stock to Andrew R. Heyer, one of our directors, in February 2000. Mr. Heyer subsequently transferred warrants to purchase 61,832 shares of common stock to The Andrew R. Heyer and Mindy B. Heyer Foundation (the “Foundation”), retaining warrants to purchase 70,000 shares of common stock (the “Warrants”). Mr. Heyer subsequently transferred the Warrants to the Foundation.

        Mr. Heyer beneficially owns 384,034 shares, or 1.1%, of our common stock (including 126,000 shares of common stock issuable under our directors’ stock option plans and 106,667 shares issuable upon the exercise of warrants (including the 70,000 shares issuable upon exercise of the Warrants)), and the Foundation beneficially owns no shares other than the 70,000 shares issuable upon the exercise of the Warrants.

        The 70,000 shares of common stock issuable upon the exercise of the Warrants will be offered for the account of the Foundation.

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        See “Risk Factors” in the accompanying prospectus and in the documents incorporated by reference therein for a discussion of certain factors which should be considered in an investment of securities offered hereby.

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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
IS A CRIMINAL OFFENSE.

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        The date of this prospectus supplement is March 26, 2004.

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